Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

First Bancorp

Southern Pines, North Carolina

We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Bancorp of our report dated February 25, 2026 relating to the 2025 consolidated financial statements and effectiveness of internal control over financial reporting as of December 31, 2025 appearing in the Annual Report on Form 10-K of First Bancorp for the year ended December 31, 2025, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Boca Raton, Florida

September 24, 2026